                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 6, 2000, except as to the one-for-six reverse stock split described in Note 1, which is as of March 24, 2000, the additional beneficial conversion feature dividend described in Note 8, which is as of April 3, 2000 and Note 11, which is as of August 7, 2000, relating to the consolidated financial statements of DrugAbuse Sciences, Inc. and its subsidiary (companies in the development stage), which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


San Jose, California
September 15, 2000